                                                                    Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     Computation of Income (Loss) per Share
                                 (In thousands)
                                  (Unaudited)

The following table sets forth the computation of shares used in the calculation of income (loss) per share for the three months and nine months ended September 30, 1996 and 1995.


Average Shares Used in Income (Loss) per Share Calculation:
-----------------------------------------------------------

                                            Three Months Ended               Nine Months Ended
                                               September 30,                   September 30,
                                           --------------------             -------------------
                                             1996         1995                1996         1995
                                           -------      -------             -------     -------
Weighted average
  shares outstanding
  during the period.....................   116,964      115,011             116,269     114,445
Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable...............        -- (A)    5,284                  -- (A)   5,217
  Assumed purchase of
    treasury shares.....................        -- (A)   (1,627)                 -- (A)  (1,716)
                                           -------      -------             -------     -------

Weighted average shares
  used in calculation...................   116,964      118,668             116,269     117,946
                                           =======      =======             =======     =======

(A) Common stock equivalents are not included in the income (loss) per share calculation in a period in which a net loss is incurred since their inclusion would be antidilutive.

Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months and nine months ended September 30, 1995.